Exhibit 99.1
Corporate News

Arotech Reports 2014 Record Annual Revenues of $103.5 Million; Full-Year Adjusted EBITDA of $10.0 Million

Full-year Adjusted EBITDA exceeds high-end of 2014 guidance; annual and quarterly revenues increased 17% and 36%, respectively

Company expects 2015 revenue of $110 to $125 million and adjusted EPS of $0.31 to $0.36

Ann Arbor, Michigan – March 16, 2015 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for its fourth quarter and full-year ended December 31, 2014.

Full-Year 2014 Financial and Business Highlights:
•	Total revenues of $103.5 million in 2014, an increase of 17% compared to 2013
•	Adjusted EBITDA of $10.0 million in 2014, up from $6.5 million in 2013
•	Gross margin increased to 31.6% in 2014, compared to 27.2% in 2013
•	Net income of $3.5 million in 2014, up from $2.2 million in 2013
•	New orders totaling $96.0 million in 2014
•
Completed acquisition of UEC Electronics on April 1, 2014, adding engineering design, product development, rapid prototyping and innovative manufacturing services for military, aerospace and industrial customers

•	Strengthened recurring revenues through receipt of multiple follow-on orders from U.S. Army for Virtual Clearance Training Suite (VCTS) Programs totaling $24.7 million
•	Awarded non-dilutive funding supporting research of Iron Flow Grid Storage Program from the Israel Office of the Chief Scientist
•	Backlog of orders as of December 31, 2014 totaled approximately $69.9 million

Fourth Quarter 2014 Financial and Business Highlights:
•	Total revenues of $28.6 million, an increase of 36% compared to Q4 2013
•	Adjusted EBITDA of $1.0 million, compared to $380,000 in Q4 2013
•	Announced consolidation of Power Systems Division’s U.S. facilities into one location

“This was an important and transformative year for Arotech that produced solid financial results and a record level of revenues, exceeding the $100 million mark for the first time in our history,” commented Steven Esses, Arotech’s President and CEO. “Just as important, this growth is coupled with expanded gross margins enabled by our disciplined management of the business and leveraging our infrastructure, ample capacity and deep industry expertise to deliver on new orders. New orders totaled approximately $96.0 million for the year, driven by a number of key orders in our businesses.”

“As we experienced during the fourth quarter, the timing of new orders cannot always be precisely projected and orders may slip or be accelerated based on factors outside our control, which leads to quarter-to-quarter fluctuations; for this reason, we do not believe it is to the benefit of long-term growth to try to manage our business on a quarterly basis. In addition, the structure of agreements and the mix of products can also change, as we saw this year, when these factors resulted in higher gross margins, contributing in part to our higher than expected Adjusted EBITDA. We expect a normalization of our margins in future periods,” noted Mr. Esses.

“As we look into 2015, we have clear visibility into a strong and growing pipeline of opportunities that leverage our core capabilities,” continued Mr. Esses. “We believe that the increased international interest in simulation products, the demand for more energy-efficient power systems, and the growth in commercial and medical opportunities that we are seeing in the marketplace today are creating demand for our products and services, and we are optimistic that we are well-positioned to meet those needs. We are in discussions with a larger group of more significant customers, involving new products and increasingly complex projects. As such, we believe that the current pipeline will support sustained performance in-line with our 2014 results during 2015, and that this strengthening pipeline will support the next leg-up in our growth in 2016 and beyond.”

Fourth Quarter Results

Revenues for the fourth quarter were $28.5 million, compared to $20.9 million for the comparable period in 2013, an increase of 36%. The year-over-year increase was driven, in large part, by the acquisition of UEC in the first half of 2014 and the resulting inclusion of the operations of UEC in Arotech’s 2014 results.

Gross profit for the quarter was $7.4 million, or 25.9% of revenues, compared to $6.1 million, or 29.3% of revenues, for the prior year period. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was $1.0 million, compared to $0.4 million for the corresponding period in 2013. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating loss for the fourth quarter of 2014 of $1.3 million, compared to an operating loss of $0.3 million for the corresponding period in 2013. Operating expenses in the quarter grew by $8.7 million compared to the corresponding quarter in 2013. A large portion of the increase was due to the inclusion of the operating expenses of UEC in the results for the fourth quarter of 2014, as well as increased incentive compensation costs resulting from the Company’s outstanding 2014 results.

Other income for the full-year 2014 was $2.6 million compared to other income of $286,000 for the corresponding period in 2013. The increase was due to reduction of the deemed purchase price of UEC as a result of potential payments to the seller that will not be earned because of changes in the expected timing of forecasted cash flows. A more detailed discussion of this adjustment will be contained in the Company’s Annual Report on Form 10-K.

The Company’s net income from continuing operations for the fourth quarter was $312,000, or $0.01 per basic and diluted share, compared to net loss of $(590,000), or $(0.03) per basic and diluted share, for the corresponding period last year.

2014 Full-Year Results

Revenues for the full-year 2014 of $103.5 million, compared to $88.5 million for full-year 2013, an increase of 17%. The year-over-year increase was driven, in large part, by the acquisition of UEC in the first half of 2014 and the resulting inclusion of the operations of UEC in Arotech’s 2014 results.

Gross profit for the year was $32.7 million, or 31.6% of revenues, compared to $24.1 million, or 27.2% of revenues, for last year, a 4.4 point improvement in the gross margin percentage. The improvement in gross margin is the result of changes in the structure of certain agreements and the mix of products between 2013 and 2014.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the full year was $10.0 million, compared to $6.5 million for fiscal 2013. The increase was driven primarily by several non-recurring contract-related items, which contributed approximately $1.5 million in Adjusted EBITDA. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported operating income of $3.5 million for fiscal 2014, which is in line with operating income generated in fiscal 2013. Operating expenses for the year grew to $29.2 million versus $20.6 million the prior year. A large portion of the increase was due to the costs of the acquisition of UEC in the first half of 2014 and the inclusion of the operating expenses of UEC in the results for the last three quarters of 2014, as well as an increase in R&D investment related to development of the Company’s iron flow battery technology, and increased incentive compensation costs resulting from the Company’s outstanding 2014 results.

Other income for the full-year 2014 was $2.6 million compared to $286,000 for the corresponding period in 2013. The increase was due to reduction of the deemed purchase price of UEC as a result of potential payments to the seller that will not be earned because of changes in the expected timing of forecasted cash flows.

The Company’s net income from continuing operations for full-year 2014 was $3.5 million, or $0.16 per basic share and $0.15 per diluted share, compared to net income of $2.2 million, or $0.13 per basic share and $0.12 per diluted share, for the corresponding period last year.

Balance Sheet Metrics

As of December 31, 2014, the Company had $11.3 million in cash and cash equivalents and $242,000 in restricted collateral deposits, as compared to December 31, 2013, when the Company had $5.8 million in cash and $498,000 in restricted collateral deposits.

As of December 31, 2014, Arotech has net operating loss carryforwards for U.S. federal income tax purposes of $35.0 million, which are available to offset future taxable income, if any, expiring in 2021 through 2032. Utilization of U.S. net operating losses is subject to annual limitations due to provisions of the Internal Revenue Code of 1986 and similar state provisions.  The Company accrued $599,000 in non cash tax expenses in 2014, reflecting the uncertainty of the deductibility of intangible expenses for federal income tax purposes.

The Company ended the year with total debt of $21.3 million, consisting of $4.4 million in short-term debt and $16.9 million in long-term loans. This is in comparison to December 31, 2013, when the Company had total debt of $1.9 million, consisting of no short-term debt and $1.9 million in long-term loans. The increase in total debt was due to the long-term debt associated with the purchase of UEC. The Company pays down approximately $1.0 million of this debt each quarter.

The Company also had $11.3 million in available, unused bank lines of credit with its primary bank as of December 31, 2014, under a $15.0 million credit facility through its FAAC subsidiary, which was secured by the assets of the Company’s FAAC and UEC subsidiaries and guaranteed by Arotech.

The Company had a current ratio (current assets/current liabilities) of 2.0, compared with the December 31, 2013 current ratio of 2.1.

2015 Guidance

In 2015, the Company estimates total revenue of $110 to $125 million, with adjusted earnings per share (Adjusted EPS) of $0.31 to $0.36, compared with revenues of $103.5 million and Adjusted EPS of $0.31 in 2014. This outlook includes only organic contribution, and does not take any potential acquisition activity into account. Adjusted EPS is based on the Company’s capitalization at the end of 2014 of approximately 25 million shares outstanding. Please refer to the Adjusted EPS table included with this press release for additional details regarding the calculation of Adjusted EPS for 2014 and 2015. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

Conference Call

The Company will host a conference call Tuesday, March 17, 2015 at 9 a.m. ET. To access the conference call interested investors should dial:

1-888-221-9588 (U.S.) or + 1-913-312-0944 (international).

The conference call will also be broadcasted live as a listen-only webcast on the investor relations section of Arotech’s website at http://www.arotech.com/.

The online webcast will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-870-5176 within the U.S. and 1-858-384-5517 internationally. The telephonic playback will be available beginning at 12:00 p.m. Eastern time on Tuesday, March 17, 2015, and continue through 11:59 p.m. Eastern time on Tuesday, March 24, 2015. The replay passcode is 5255272.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced battery solutions, innovative energy management and power distribution technologies, and zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts:

Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
ARTX@haydenir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Exhibit 99.3 to Arotech’s Current Report on 8-K, filed on April 1, 2014, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,528,212	$6,319,820
Trade receivables	17,595,811	12,362,871
Unbilled receivables	15,937,060	8,463,920
Other accounts receivable and prepaid	1,155,548	1,379,621
Inventories	9,811,783	10,074,766
Total current assets	56,028,414	38,600,998
LONG TERM ASSETS:
Property and equipment, net	6,462,949	4,926,949
Other long term assets	4,985,400	5,042,790
Intangible assets, net	11,840,365	1,059,151
Goodwill	45,422,219	31,024,754
Total long term assets	68,710,933	42,053,644
Total assets	$124,739,347	$80,654,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$6,772,082	$5,107,208
Other accounts payable and accrued expenses	9,105,214	6,012,041
Current portion of long term debt	4,380,730	95,382
Short term bank credit	33,238	–
Deferred revenues	7,826,178	7,020,079
Total current liabilities	28,117,442	18,234,710
LONG TERM LIABILITIES:
Accrued Israeli statutory/contractual severance pay	7,051,630	7,020,060
Long term portion of debt	16,934,360	1,830,348
Other long-term liabilities	6,280,467	5,592,548
Total long-term liabilities	30,266,457	14,442,956
Total liabilities	58,383,899	32,677,666
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity (net)	66,355,448	47,976,976
Total liabilities and stockholders’ equity	$124,739,347	$80,654,642

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Twelve months ended December 31,		Three months ended December 31,
	2014	2013	2014	2013
Revenues	$103,562,349	$88,571,428	$28,567,010	$20,933,911

Cost of revenues	70,854,737	64,480,140	21,172,720	14,798,966
Research and development expenses	3,322,449	2,955,883	465,305	1,019,925
Selling and marketing expenses	5,921,338	5,617,705	1,740,819	1,768,222
General and administrative expenses	17,261,358	10,886,959	5,655,320	3,347,379
Amortization of intangibles	2,696,740	1,091,126	868,105	270,029
Total operating costs and expenses	100,056,622	85,031,813	29,902,269	21,204,521

Operating income	3,505,727	3,539,615	(1,335,259)	(270,610)

Other income	2,558,593	286,347	2,270,341	(25,125)
Financial expenses, net	(1,553,522)	(499,272)	(454,767)	23,824
Total other expense	1,005,071	(212,925)	1,815,574	(1,301)
Income from continuing operations before income tax expense	4,510,798	3,326,690	480,315	(269,309)

Income tax expense	1,023,837	1,052,720	168,659	286,758
Income from continuing operations	3,486,961	2,273,970	311,656	(556,067)
Loss from discontinued operations, net of income tax	–	(121,619)	–	(34,341)
Net income	3,486,961	2,152,351	311,656	(590,408)

Other comprehensive income, net of income tax
Foreign currency translation adjustment	(1,205,589)	627,768	(556,849)	155,001
Comprehensive income	$2,281,372	$2,780,119	$(245,193)	$(435,407)

Basic net income per share – continuing operations	$0.16	$0.14	$0.01	$(0.03)
Basic net loss per share – discontinued operations	$–	$(0.01)	$–	$–
Basic net income per share	$0.16	$0.13	$0.01	$(0.03)
Diluted net income per share – continuing operations	$0.15	$0.13	$0.01	$(0.03)
Diluted net loss per share – discontinued operations	$–	$(0.01)	$–	$–
Diluted net income per share	$0.15	$0.12	$0.01	$(0.03)
Weighted average number of shares used in computing basic net income/loss per share	21,934,532	16,507,848	23,401,866	19,303,707
Weighted average number of shares used in computing diluted net income/loss per share	22,537,272	17,110,588	24,004,606	19,906,447

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

	Year ended December 31,		Three months ended December 31,
	2014	2013	2014	2013
Net Income continuing (GAAP measure)	$3,486,961	$2,273,970	$311,656	$(556,067)
Add back:
Financial (income) expense – including interest	(1,005,071)	499,272	(1,815,574)	23,824
Income tax expenses (benefit)	1,023,837	1,052,720	168,659	286,758
Depreciation and amortization expense	4,255,247	2,287,551	1,310,013	599,447
Other adjustments*	2,224,834	419,283	1,064,190	26,369
Total adjusted EBITDA	$9,985,808	$6,532,796	$1,038,944	$380,331

*   Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

Calculation of Adjusted Earnings Per Share
(U.S. $ in thousands, except per share data)

		2015 Guidance Range
	2014 Actual	Low	High

Revenue (GAAP measure)	$103,562	$110,000	$125,000
Net income (GAAP measure)	$3,487	$3,200	$3,900
Adjustments:
Amortization	2,697	2,862	2,862
Stock compensation	1,412	281	843
Non-cash tax	599	599	599
UEC acquisition expenses	813	–	–
UEC purchase adjustment	(2,000)	–	–
EFB transition expenses	–	750	750
Net adjustments	$3,521	$4,492	$5,054
Adjusted net income	$7,008	$7,692	$8,954
Number of shares	22,537	24,865	24,865
Adjusted EPS	$0.31	$0.31	$0.36

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